                                                                   EXHIBIT 10.23


                               HYPERLINK AGREEMENT

This Agreement dated as of May 29,1996 is by and between the American Medical Association ("AMA") 515 North State Street, Chicago, Illinois 60610 and HealthGate Data Corp. ("HealthGate") 380 Pleasant Street, Suite 230, Malden, Massachusetts 02148.

The parties agree as follows:

1. Definitions:

      a. "Internet" The worldwide network of computers commonly referred to as the Internet.

      b. "Hyperlink" The mechanism on the WWW by which a user at one WWW site can automatically move to another WWW site and other sites on the Internet.

      c. "Web Site" The specific area within the Internet that is developed, created by each of the parties hereto.

      d. "WWW" The specific part of the Internet commonly referred to as the world wide web, which contains among other things, documents written in HTML and from which a world wide web document can provide Links to other documents or sites on the Internet.

2) Hyperlink.

            a. HealthGate agrees to allow the AMA to provide a Hyperlink from its Web Site to the following databases ("Databases") currently available at HealthGate's Web Site only to registered users of the HealthGate site on a paid basis subject to the terms and conditions set forth in this
      Agreement:

      AIDSLINE(R): a compilation of citations and abstracts in the HIV/AIDS literature.
      AIDSDRUGS: a listing of drugs being tested for treatment of HIV/AIDS.
      AIDSTRIALS: a listing of clinical trials of drugs to treat HIV and AIDS-related conditions.
      BIOETHICSLINE(R): a compilation of citations and abstracts in the bioethics literature.

      The parties acknowledge and agree that the Databases will be available to users of the AMA Web Site ("Users") on a free basis and without the requirement of registering with HealthGate. Users shall have unrestricted unlimited opportunity to search and download selections from the Databases

            b. The Databases shall be accessible to Users via the Hyperlink seven (7) days a week twenty-four (24) hours a day except for regularly scheduled maintenance, notice of which shall be provided to the AMA 45 days prior to such scheduled maintenance, or when HealthGate is unable to provide access for reasons beyond HealthGate's control. In the event technical problems impede Users' access to or use of the Databases, or in AMA's opinion, access and use processes are unsatisfactory, the AMA may terminate this Agreement by notice to HealthGate effective as of the end of the month during which notice is given.

            c. The AMA agrees to cooperate with HealthGate to develop mutually acceptable language explaining to Users of the Databases how access to the Databases works and through whom.

3) Fees. The AMA agrees to pay to HealthGate an initial fee if $8000 due upon the execution of this Agreement. Subsequent fees in the amount of $2667.00 shall be due on invoice the first day of September and each month thereafter during the term of this Agreement for a total amount of $18,668.00. In the event that HealthGate is unable to provide access to the AMA for the use of the Databases for a period of 24 consecutive hours due to HealthGate's server being down (other than for regularly scheduled maintenance) the AMA shall be entitled to a pro-rata rebate of its monthly fee in the amount of $88.88 for each twenty-four hour period the Hyperlink is not available to the AMA due to technical difficulties experienced by HealthGate. The monthly fee shall be prorated with respect to any month during which the Hyperlink is provided for less than the complete month.

4) Term. The initial term of this Agreement shall begin June 1, 1996, and continue through December 31,1996 unless earlier terminated by the AMA. The AMA may terminate this Agreement without cause on thirty days written notice to HealthGate. HealthGate acknowledges that the AMA relies upon third party funding for the fees due under this Agreement

5) Use. The parties to this Agreement agree to cooperate with each other to assure that all necessary copyright and intellectual property rights to and in the Databases are properly acknowledged and that the users of the AMA Web Site who Hyperlink to the Databases will be informed of any restrictions placed on the reproduction, retransmission or other use of the Databases by the National Library of Medicine or HealthGate. HealthGate represents and warrants that use of the Databases in compliance with any such restrictions will not infringe upon any statutory or common law rights of any third person.

6) Obligations of HealthGate. HealthGate represents and warrants that it has a license to use the Databases and to provide access to the Databases as provided herein and that it will use its best efforts to maintain such license in the future. HealthGate agrees to maintain the quality, integrity and functionality of its search engine and Web interface such that Users are able to access and use the Databases as easily through AMA's Web Site as by directly accessing and using HealthGate's Web Site. Unless the parties agree otherwise under separate technical agreement, HealthGate is not responsible for maintaining the Hyperlink between the AMA Web Site and the HealthGate Web Site insofar as technical problems interrupting such link are the fault of the AMA. The parties acknowledge that due to traffic on the Internet and the WWW that neither party can guarantee the availability, speed or access of the Hyperlink between the parties' respective Web Sites.

7) Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Illinois, excluding the body of law known as conflicts law.

The parties each have caused a duly authorized officer to execute this Agreement on its behalf as set forth.


American Medical Association              HealthGate Data Corp.


By: /s/ J.T. Rappel                       By: /s/ Rick Lawson
    ------------------------                  -----------------------
                                              RICK LAWSON
                                              Executive Vice-President


                                        3